Exhibit 10.20

CONFIDENTIALTREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN

SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

SECOND AMENDMENT TO THE AMENDED AND RESTATED

RESEARCH AND LICENSE AGREEMENT

This Amendment to the Amended and Restated Research and License Agreement, is hereinafter referred to as the “Second Amendment”.

IT IS ON THIS 30th day of June, 2011 (the “Effective Date”) that the Trustees of Columbia University in the City of New York, a New York corporation, (“Columbia), and p53 Inc., a Delaware Corporation, (“p53”) agree to amend the Amended and Restated Research and License Agreement;

WITNESSTH:

WHEREAS, Columbia, having entered into an Exclusive License Agreement dated July 19, 1999 (attached as Exhibit 1), amended August 8, 2000 (Exhibit 2) and November 12, 2001 (Exhibit 3), (collectively, the “Exclusive License Agreements”) had licensed to Introgen Therapeutics, Inc., (“Introgen”) certain Patents (listed in Exhibit 4) and Licensed Technologies and Licensed Products related to the use of MDA-7 Gene in treating disease, as those terms are described and defined in the Exclusive License Agreements; and

WHEREAS, Columbia is a successor-in-interest and assignee of all rights, title and interests of Corixa Corporation, Chinook Corporation, Glaxo Corporation and Gen Quest Corporation in the Exclusive License Agreements, including the Licensed Products and Licensed Technology; and

WHEREAS, by Order of the United States Bankruptcy Court dated October 8, 2009, all right, title and interest held by Introgen under the Exclusive License Agreements were transferred to Pope Investments II, LLC (“Pope”), (attached as Exhibit 5); and

WHEREAS, Pope, by assignment, has transferred all its right, title and interest acquired from Introgen to p53 with all its right, title and interest in the additional MDA-7 Rights (as such term is defined in the Modification and Assignment Agreement entered into between Pope, Columbia and Introgen on or about October 8, 2009) and the Exclusive License Agreements (such additional MDA-7 Rights and the Exclusive License Agreements, collectively, the “Technology”) (attached as Exhibit 6); and

WHEREAS, Columbia has ratified and acknowledged that p53 is the successor-in-interest to the Technology from Pope, and Columbia and p53 wish to amend their respective rights, duties and obligations under the Exclusive License Agreements and the Technology, as heretofore described; and

WHEREAS, Columbia and p53 wish to modify their duties and obligations arising out of the Technology to develop, manufacture, and/or commercialize the Technology.

NOW, THEREFORE, the parties hereto intend to be legally bound for good and valuable consideration, the receipt of which is hereby acknowledged, and for the mutual premises and covenants contained herein do hereby agree as follows:

1.	Incorporation of Preamble Paragraphs

Each and every preparatory paragraph set forth above is hereby incorporated by reference and made a part hereof as if repeated at length herein.

2.	Establishment of a New Corporation (NEWCO)

(a) NEWCO Formation. p53 and Columbia agree to form a NEWCO in order to develop and commercialize the Technology in accordance with this Agreement. The NEWCO’s initial capitalization will consist of Founders’ Shares held by Columbia equaling fifteen (15%) percent of the Outstanding Common Stock of the NEWCO. Eighty (85%) percent of the Outstanding Common Stock of NEWCO shall be held by p53. The stock held by Columbia pursuant to this provision will be shares of Founders’ Common Stock, and shall be the same class of stock as that held by p53 in NEWCO at its formation with the same rights, preferences and privileges. p53 has negotiated with Paul Fisher for a portion of the 85% Outstanding Common Stock in NEWCO. Fisher has rejected p53’s offer and has, in writing, declined any involvement in NEWCO.

(b) Additional Capital Requirements: Dilution. If required for the development of the Technology additional capital and/or debt is secured by NEWCO, the parties agree that their percent stock ownership shall both be diluted or reduced as required to raise additional equity capital.

3.	Columbia’s Representations

Columbia warrants and represents that that to the knowledge of the officers of Columbia’s Office of Technology Ventures and as of the Effective Date:

(i) Columbia has not, prior to the Effective Date, entered into and shall not knowingly follow the Effective Date, enter into any agreement relating to the Patents in the Field, that materially conflicts with the Exclusive License Agreement;

(ii) No claim, action, case, suit, litigation, inquiry or proceeding is pending or threatened by any Third Party that seeks to challenge the ability of Columbia to grant the licenses granted in the Exclusive License Agreement.

4.	Diligence

NEWCO shall use such commercially reasonable efforts to develop and/or commercialize at least one Licensed Product, as that term is defined in the Exclusive License Agreements.

5.	Removal of Milestones

Any and all milestone dates defined in the Exclusive License Agreements shall be deleted in their entirety. Columbia hereby waives enforcement of those milestone requirements, and releases and waives any breach of said requirements by Pope and/or p53 prior the Effective Date of this Agreement. Except as explicitly waived and released under this Section 5, no other waiver or release of rights or obligations is intended by the parties.

6.	Consideration Paid by NEWCO and/or p53 to Columbia

In consideration for the amendments provided herein, p53 has agreed:

(A) that Columbia shall receive either $[***] or an equivalent value of stock in NEWCO. The election of payment shall be p53’s alone and shall be due and payable upon the approval by the United States Food and Drug Administration (“FDA”) for a Licensed Product as defined in the Exclusive License Agreements; and

(B) to reimburse in full to Columbia, past patent expenses incurred by Columbia prior to the Effective Date in respect of the Licensed Patents in the amount of $[***] within thirty (30) business days of the Effective Date.

7.	Retained Right

Columbia has the right, in the event of failure by p53 to comply with any of the terms and conditions of Section 6 of this Agreement to terminate the Exclusive License Agreements, and as amended under the Modification and Assignment Agreements and this Second Amendment in accordance with the notice and cure terms of the Exclusive License Agreements.

8.	Governing Law

This Agreement shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws, notwithstanding Section 13.7 of the Exclusive License Agreements. The parties further agree to subject themselves to the personal jurisdiction of the federal and state courts of the State of New York.

9.	No Other Changes.

Except as explicitly herein amended, the Exclusive License Agreements shall continue in full force and effect in accordance with their terms. The Exclusive License Agreements, as modified, are hereby confirmed and approved by each party hereto.

(Signatures continue on next page)

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the New Effective Date.

The Trustees of Columbia University
In the City of New York,
a new York Corporation

By:	/s/ Scot G. Hamilton	Dated:	8/11/11
Scot G. Hamilton
Senior Director
Columbia Technology Ventures

p53, Inc. a Delaware Corporation

By:	/s/ Robert E. Sobol	Dated:	7/22/11
Robert E. Sobol, MD
President and CEO

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